Exhibit 99.1

414 Nicollet Mall
Minneapolis, MN  55401

March 28, 2007

Xcel Energy Inc. Announces Expiration Of Exchange Offer
Update to Exchange Offer Announced February 28, 2007

MINNEAPOLIS — Xcel Energy Inc. (NYSE: XEL) announced today that its exchange offer to refinance a portion of the Company’s outstanding long-term debt securities expired at 12:00 midnight, New York City time, on Tuesday, March 27, 2007. The Company offered to exchange up to $350,000,000 aggregate principal amount of its 7% Senior Notes, Series due 2010 (the “Old Notes”).

As of the expiration date, $241,364,000 aggregate principal amount of outstanding Old Notes had been tendered for exchange and not validly withdrawn.  Upon settlement of the exchange offer, which is expected to occur on Friday, March 30, 2007, the Company will:

•                  accept $241,364,000 aggregate principal amount of its Old Notes;

•                  issue to the holders of the Old Notes whose securities have been accepted for exchange a new series of senior notes due April 1, 2017 (the “New Notes”) in an aggregate principal amount of $253,979,000;

•                  pay approximately $4,803,000 in cash as an early participation payment for Old Notes validly tendered prior to 5:00 p.m., New York City time, on March 13, 2007 and accepted for exchange;

•                  pay approximately $57,000 in cash in lieu of fractions of New Notes; and

•                  pay to holders whose Old Notes are accepted for exchange cash in an amount equal to the accrued and unpaid interest to, but not including, the settlement date with respect to the Old Notes accepted for exchange.

The New Notes will be issued only to holders of Old Notes that have certified certain matters to Xcel Energy, including their status as either “qualified institutional buyers,” as that term is defined in Rule 144A under the Securities Act of 1933, or persons other than “U.S. persons,” as that term is defined in Rule 902 under the Securities Act of 1933.

The New Notes have not been and will not be registered under the Securities Act of 1933 or any state securities laws. Therefore, the New Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws.

This news release does not constitute an offer to purchase any securities or a solicitation of an offer to sell any securities and is issued pursuant to Rule 135c under the Securities Act of 1933. The exchange offer was made only pursuant to a confidential offering memorandum and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

Xcel Energy is a major U.S. electricity and natural gas company with regulated operations in eight Western and Midwestern states. Xcel Energy provides a comprehensive portfolio of energy-related products and services to 3.3 million electricity customers and 1.8 million natural gas customers through its regulated operating companies. Company headquarters are located in Minneapolis. More information is available at www.xcelenergy.com.

For more information, contact:

Paul A Johnson, Managing Director, Investor Relations   (612) 215-4535

News media inquiries please call Xcel Energy media relations   (612) 215-5300